Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-283544-06 and 333-283544

Free Writing Prospectus dated July 29, 2026

Honda Auto Receivables 2026-3 Owner Trust,

Issuing Entity

American Honda Receivables LLC,

Depositor

American Honda Finance Corporation,

Sponsor, Originator, Servicer and Administrator

The depositor has prepared a preliminary prospectus dated July 29, 2026, which describes the notes issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the class A-1 notes, the class A-2a notes, the class A-2b notes, the class A-3 notes and the class A-4 notes offered by the issuing entity (the “underwritten notes”) will receive the indicated ratings from Fitch Ratings, Inc. (“Fitch”) and S&P Global Ratings, a division of S&P Global (“S&P”) listed below.

	Fitch	S&P
Class A-1 Notes	F1+sf	A-1 + sf

Class A-2a Notes	AAAsf	AAA (sf)

Class A-2b Notes	AAAsf	AAA (sf)

Class A-3 Notes	AAAsf	AAA (sf)

Class A-4 Notes	AAAsf	AAA (sf)

It is a condition to the issuance of the notes that each of the underwritten notes receives at least the ratings listed above.

Joint Bookrunners of the Underwritten Notes

BofA Securities	BNP PARIBAS	Citigroup	US Bancorp

Co-Managers of the Underwritten Notes

Academy Securities	AmeriVet Securities	CIBC Capital Markets	J.P. Morgan	Loop Capital Markets	R. Seelaus & Co., LLC

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may receive these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-800-294-1322.